UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2024

Kronos Bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39592	82-1895605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 So. El Camino Real, Suite 400 San Mateo, California	94402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 781-5200

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KRON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2024, the board of directors of Kronos Bio, Inc. (the “Company”) appointed Deborah Knobelman, Ph.D. as the Chief Financial Officer, principal financial officer and principal accounting officer of the Company, replacing Sandra Gardiner in such capacities, and as the Company’s Chief Operations Officer, with such appointments to be effective on June 3, 2024.

Dr. Knobelman, age 51, served as Chief Financial Officer and Treasurer of Senti Biosciences (Nasdaq: SNTI) from the closing of its business combination with Senti Sub I, Inc. (formerly Senti Biosciences, Inc., or Legacy Senti) in June 2022 to May 2024, and as Senti Biosciences’ Head of Corporate Development from March 2023 to May 2024. She served as the Chief Financial Officer of Legacy Senti from May 2021 to June 2022. Prior to that, Dr. Knobelman served in interim C-suite roles for several life sciences companies through her firm Waverly BioConsulting LLC from April 2012 to May 2021. Previously, Dr. Knobelman served as Chief Financial Officer at GeneriCo, LLC from April 2016 to July 2017, as Chief Business Officer at Ampio Pharmaceuticals, Inc. (NYSE: AMPE) from September 2011 to April 2012, and as Director of Commercial Strategy and Analytics at Pfizer Inc. (NYSE: PFE) from June 2008 to August 2011. Earlier in her career, Dr. Knobelman was an Equity Research Analyst covering Specialty Pharmaceuticals and Biotech as a Senior Research Analyst for Piper Sandler Cos. (earlier Piper Jaffray) (NYSE: PIPR) and as a Research Associate at JP Morgan & Co., Inc (NYSE: JPM). Dr. Knobelman earned her AB in Chemistry from Duke University and her Ph.D. in Pharmacology from the University of Pennsylvania School of Medicine.

In connection with her appointment, the Company entered into an executive employment agreement with Dr. Knobelman that will govern the terms of her employment with the Company. The employment agreement provides that Dr. Knobelman will receive an initial annual base salary of $475,000 and will be eligible to receive an annual performance bonus with an initial target bonus percentage equal to 40% of her base salary. The employment agreement also provides that the Company will grant Dr. Knobelman equity awards of (i) 164,260 restricted stock units, which will vest 50% on the 12-month anniversary of the grant date and the remaining 50% on the 18-month anniversary of the grant date, subject to her continuous service with the Company and (ii) an option to purchase 246,390 shares of Common Stock of the Company at the fair market value on the date of grant, 25% of which will vest upon the first anniversary of June 3, 2024 and the remainder of which will vest in 36 equal monthly installments as of the last calendar day of each month thereafter, subject to her continuous service with the Company.

In addition, pursuant to the Company’s Severance and Change in Control Plan (the “Severance Plan”), in substantially the form filed with the Securities and Exchange Commission (“SEC”) on September 9, 2022 as Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q/A, if Dr. Knobelman’s employment is terminated without “cause” or she resigns for “good reason” (each as defined in the Severance Plan) within 12 months following a change in control (the “Change in Control Period”), she will be entitled to receive continued payment of base salary for 12 months, payment of her group health insurance premiums for up to 12 months, 100% of her annual performance bonus and full vesting acceleration of any unvested equity awards that vest solely based on continuous service. If Dr. Knobelman’s employment is terminated without “cause” or she resigns for “good reason” outside of a Change in Control Period, she will be entitled to receive continued payment of base salary for nine months, payment of her group health insurance premiums for up to nine months and full accelerated vesting of any unvested equity awards that vest solely based on continued service.

Dr. Knobelman will also enter into an indemnity agreement with the Company in the form previously filed with the SEC as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, originally filed with the SEC on October 5, 2020.

There are no family relationships between Dr. Knobelman and any of the Company’s current or former directors or executive officers. Dr. Knobelman is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

The foregoing summary of the employment offer letter with Dr. Knobelman is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, by and between the Company and Deborah Knobelman, dated May 20, 2024 and effective June 3, 2024.
104	The cover page of this report has been formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRONOS BIO, INC.

Dated: May 21, 2024	By:	/s/ Norbert Bischofberger
Norbert Bischofberger, Ph.D.
President and Chief Executive Officer